Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$150,000,000.00	$4,605.00

PROSPECTUS	Pricing Supplement Number: 4579
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated March 29, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	March 29, 2007
Settlement Date (Original Issue Date):	April 3, 2007
Maturity Date:	May 5, 2026
Principal Amount:	US$150,000,000.00
Price to Public (Issue Price):	100.232%
Agents Commission:	0.40%
All-in Price:	99.832%
Accrued Interest:	$1,363,250.00
Net Proceeds to Issuer:	US$151,111,250.00
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.38%
Re-Offer Spread (plus or minus):	Plus 0.36%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each May 5, August 5 and November 5 and February 5 of each year, commencing May 5, 2007 (short first coupon) and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated March 29, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GW75
ISIN:	US36962GW752
Common Code:	025393949

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Information:

Plan of Distribution:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issues of US$600,000,000 and US$150,000,000 Floating Rate Notes due May 5, 2026 as described in the Company's pricing supplements number 4347 dated May 2, 2006 and 4355 dated May 4, 2006, respectively.

The Notes are being purchased by Morgan Stanley & Co., Incorporated (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.40% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated March 29, 2007
Registration Statement: No. 333-132807

Additional Information:

General

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT